Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.

To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)

PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN
ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)

UPDATE ON EXPECTED TIMETABLE

Financial Adviser to TOM Group Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of
TOM Online Inc.
ING Wholesale Banking

Subject to the approval of the Grand Court of the Cayman Islands, it is currently expected that:

(1)	notices of the adjourned Court Meeting and adjourned EGM, an announcement containing a detailed updated expected timetable and the Supplement will be issued in early to mid July 2007;

(2)	the latest time for receipt by the ADS Depositary of completed new ADS Voting Instruction Cards from ADS Holders for the adjourned Court Meeting and adjourned EGM will be on Wednesday, 1 August 2007 (New York time);

(3)	the latest time for Shareholders to lodge Forms of Proxy in respect of the adjourned Court Meeting and adjourned EGM with the Registrar or (in the case of the adjourned Court Meeting) by fax will be on Wednesday, 8 August 2007; and

(4)	the adjourned Court Meeting and adjourned EGM will be held on Friday, 10 August 2007.

TOM Online intends to announce the interim results for the six months ending 30 June 2007 in late July 2007.

Shareholders of TOM and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.

Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.

INTRODUCTION

Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the announcement dated 28 March 2007 made by TOM Online, the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement dated 11 April 2007 made by TOM, the announcement dated 25 April 2007 made by TOM, the joint announcement dated 30 April 2007 made by TOM and TOM Online, the joint announcement dated 6 June 2007 made by TOM and TOM Online, the joint announcement dated 8 June 2007 made by TOM and TOM Online and the joint announcement dated 25 June 2007 made by TOM and TOM Online.

Terms defined in the composite document dated 30 April 2007 containing, among other things, details of the Proposals (the “Scheme Document”) have the same meaning when used in this announcement unless otherwise defined herein.

UPDATE ON EXPECTED TIMETABLE

As stated in the joint announcement dated 8 June 2007 made by TOM and TOM Online, the Court Meeting and the EGM were adjourned to a later date. Subject to the approval of the Grand Court of the Cayman Islands, TOM and TOM Online expect to issue notices of the adjourned Court Meeting and adjourned EGM, an announcement containing a detailed updated expected timetable and a supplement to the Scheme Document (the “Supplement”) in early to mid July 2007.

As stated in the joint announcement dated 25 June 2007 made by TOM and TOM Online, although TOM Online was still in the process of assessing the potential impact of certain recent changes in operational practices introduced by China Mobile, it expected them to have a significant adverse impact on TOM Online’s WAP business in particular and WVAS business as a whole in the second quarter of 2007 and beyond. In addition, TOM Online’s 51% share of the results of the TOM Eachnet joint venture, which began on 1 February 2007, will be reflected in TOM Online’s financial statements for the full second quarter of 2007 instead of just two months of the first quarter of 2007. The TOM Eachnet joint venture recorded a loss in the quarter ended 31 March 2007, and that loss has continued. In view of the developments stated in the joint announcement dated 25 June 2007, and in order to allow Shareholders, ADS Holders and Optionholders an opportunity to properly consider the impact of such developments, TOM Online intends to announce the interim results for the six months ending 30 June 2007 in late July 2007, prior to the proposed date of the adjourned Court Meeting and adjourned EGM. TOM Online had made an application to the Executive for, and the Executive had granted, consent under Rule 15.4 of the Takeovers Code for TOM Online’s interim results for the six months ending 30 June 2007 to be published after the 39th day following the posting of the Scheme Document.

Subject to the approval of the Grand Court of the Cayman Islands, the adjourned Court Meeting and adjourned EGM are proposed to be held on Friday, 10 August 2007. As stated in the joint announcement dated 6 June 2007 made by TOM and TOM Online, TOM had made an application to the Executive for, and the Executive had granted, consent under Rule 15.5 of the Takeovers Code to extend the latest time by which the Scheme may become or be declared unconditional as to acceptances until 3 August 2007. In connection with TOM Online’s application to the Executive for consent under Rule 15.4 of the Takeovers Code, TOM had made an application to the Executive for, and the Executive had granted, consent under Rule 15.5 of the Takeovers Code to further extend the latest time by which the Scheme may become or be declared unconditional as to acceptances until 10 August 2007.

In view of the above, subject to the approval of the Grand Court of the Cayman Islands, it is currently expected that:

(1)	notices of the adjourned Court Meeting and adjourned EGM, an announcement containing a detailed updated expected timetable and the Supplement will be issued in early to mid July 2007;

(2)	the latest time for receipt by the ADS Depositary of completed new ADS Voting Instruction Cards from ADS Holders for the adjourned Court Meeting and adjourned EGM will be on Wednesday, 1 August 2007 (New York time);

(3)	the latest time for Shareholders to lodge Forms of Proxy in respect of the adjourned Court Meeting and adjourned EGM with the Registrar or (in the case of the adjourned Court Meeting) by fax will be on Wednesday, 8 August 2007; and

(4)	the adjourned Court Meeting and adjourned EGM will be held on Friday, 10 August 2007.

The above expected timetable is subject to change. Further announcement(s) will be made in the event that there is any change. A detailed updated expected timetable will be contained in the Supplement expected to be issued by TOM and TOM Online in early to mid July 2007.

Shareholders of TOM and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.

Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.

US RULE 13e-3 NOTICE

The Scheme is a “going private transaction” under Rule 13e-3 of the Exchange Act, which governs going private transactions by certain issuers and affiliates. Therefore, the Scheme Document and the Supplement contain disclosures complying with the requirements of Rule 13e-3 and Schedule 13E-3. TOM Online and TOM will jointly file with the SEC an amendment to the Schedule 13E-3 initially filed by TOM and TOM Online, on 30 April 2007, as further amended, which includes the Supplement as an exhibit. The disclosure requirements mandated by Rule 13e-3 contain important information and the Shareholders and ADS Holders are urged to read the Scheme Document, the Supplement and Schedule 13E-3 (and any amendments thereof) carefully before casting any vote at (or providing any proxy in respect of) the adjourned Court Meeting or the adjourned EGM.

The Supplement will be despatched to, among other persons, the Scheme Shareholders and the ADS Depositary will arrange for the despatch of copies of the Supplement to ADS Holders, at no cost to them. In addition, the Scheme Shareholders and ADS Holders may obtain free copies of the Scheme Document, the Supplement and the Schedule 13E-3 (and any amendments thereof) at the website maintained by the SEC (http://www.sec.gov).

By Order of the Board of TOM Group Limited Angela Mak Executive Director	By Order of the Board of TOM Online Inc. Peter Schloss Executive Director

Hong Kong, 27 June 2007

This announcement contains statements that may be viewed as “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in our relationships with telecommunication operators in China and elsewhere, the effect of competition on the demand for the price of our services, changes in customer demand and usage preference for our products and services, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in China, India and other countries where TOM Online conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market.

As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong Ms. Angela Mak	Mr. Frank Sixt (Chairman) Ms. Debbie Chang Mrs. Susan Chow Mr. Edmond Ip Mrs. Angelina Lee Mr. Wang Lei Lei	Mr. Henry Cheong Ms. Anna Wu Mr. James Sha

The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.

As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei Mr. Jay Chang Mr. Peter Schloss Ms. Elaine Feng Mr. Fan Tai	Mr. Frank Sixt (Chairman) Ms. Tommei Tong (Vice Chairman) Ms. Angela Mak Alternate Director: Mrs. Susan Chow (Alternate to Mr. Frank Sixt)	Mr. Gordon Kwong Mr. Ma Wei Hua Dr. Lo Ka Shui

This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.

• for identification purpose